UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 21, 2010

Phoenix Technologies Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-17111	04-2685985
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

915 Murphy Ranch Road, Milpitas, California		95035
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-570-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2010, Phoenix Technologies Ltd. (the "Company") announced the appointment of Robert Andersen as Chief Financial Officer, effective immediately. Mr. Andersen has served as the Company’s interim CFO since March 2010 and Vice President of Finance since 2008

Mr. Andersen, 46, joined the Company in September 2008 as Vice President of Finance. Prior to joining Phoenix, Mr. Andersen spent six years in various senior financial roles at Wind River Systems, Inc., a leading embedded systems software company. Prior to Wind River, he was the Finance Director at NextOffice, Inc., a privately-held technology company. Mr. Andersen began his finance career at Hewlett-Packard Company where, during his seven year tenure, he served in various controller, treasury, and technology finance management roles. Mr. Andersen holds a bachelor of arts in economics from the University of California, Davis, and a masters in business administration from the Anderson School of Management at the University of California, Los Angeles. He is a Certified Management Accountant.

In connection with Mr. Andersen’s appointment, the Company and Mr. Andersen entered into a Severance and Change of Control Agreement (the "Severance Agreement"), which amends and restates Mr. Andersen's previous agreement with the Company relating to severance and change of control. The initial term of the Severance Agreement is four years. In the event that the Company terminates Mr. Andersen’s employment for any reason other than cause, death or disability, the Company will pay to Mr. Andersen salary continuation benefits equal to his then-current base salary for 6 months. Mr. Andersen and his eligible dependents will also receive continuation of health, dental and vision benefits for six months following such termination.

If the Company terminates Mr. Andersen’s employment for any reason other than cause, death or disability, or Mr. Andersen resigns for good reason, within the period beginning two months prior to and ending twelve months following a change of control of the Company, then in addition to the severance and benefits described above, 50% of Mr. Andersen’s then-unvested stock options and restricted stock (if any) will vest as of the termination date. If Mr. Andersen's employment is terminated as a result of his death or disability, he and/or his eligible dependents will receive continuation of health, dental and vision benefits during the first six months following such termination.

In the event that the payments under the Severance Agreement constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code (the "Code") and would subject Mr. Andersen to the excise tax under Section 4999 of the Code, he is entitled to either (i) the full payments provided under the Severance Agreement, or (ii) such lesser amount which would result in no portion of such payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account all applicable income and excise taxes, would result in a greater after-tax benefit to Mr. Andersen. Mr. Andersen's right to receive the payments described in his Severance Agreement is subject to his signing and not revoking a separation and release of claims agreement with the Company within the time period provided for in the Separation Agreement.

The foregoing description of the terms of the Severance and Change of Control Agreement is qualified in its entirety by reference to the full text of the form of agreement previously filed with the Securities and Exchange Commission as Exhibit 10.1 to the Form 8-K on December 18, 2009 and incorporated herein by reference.

The press release announcing Mr. Andersen's appointment is attached as Exhibit 99.1 hereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phoenix Technologies Ltd.

June 23, 2010	By:	/s/ Timothy C. Chu

Name: Timothy C. Chu
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated June 23, 2010.